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                                                                    EXHIBIT 23.1



                              ACCOUNTANTS' CONSENT



The Board of Directors
Innotech, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-16959) on Form S-8 of Innotech, Inc. of our report dated February 7, 1997, except as to note 15, which is as of March 21, 1997, relating to the balance sheets of Innotech, Inc. as of December 31, 1996 and 1995, and the related statements of loss, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of Innotech, Inc.



                                                           KPMG Peat Marwick LLP



Roanoke, Virginia
March 28, 1997